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Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Michelle Layne
(410) 933-5895
mlayne@safenet-inc.com
www.safenet-inc.com

SafeNet Completes Acquisition of Cylink Corporation

        BALTIMORE, Maryland—February 6, 2003—SafeNet (Nasdaq: SFNT), a leading provider of private and public network security solutions who has set the industry standard for VPN technology and secure business communications, today announced the completion of its acquisition of Cylink Corporation (Nasdaq: CYLK). Cylink develops, markets, and supports a comprehensive portfolio of hardware and software security products for mission-critical private networks and business communications over the Internet. The acquisition is accounted for as a purchase business combination.

About SafeNet, Inc.
SafeNet, Inc. (Nasdaq: SFNT), a leading provider of private and public network security solutions, has set the industry standard for virtual private network (VPN) technology and secure business communications and offers the only encryption platform to meet your security needs. With more than 19 years experience in developing, deploying, and managing network security systems for the most security-conscious government, financial institutions and large enterprise organizations around the world, SafeNet's proven technology has emerged as the de facto industry standard for VPNs. SafeNet is the single-source vendor for WAN and VPN security solutions teamed with an easy and low-cost migration path to a broad range of VPN products. SafeNet security solutions, based on SecureIP Technology™, and part of the CGX Security Platform, have become the products of choice for leading Internet infrastructure manufacturers, service providers, and security vendors. With SafeNet securing the infrastructure of today's e-business communications as well as leading the way in government Homeland and classified data security, the company has opened new markets for interoperable, secure, and deployable VPN communications. Commercial customers include Texas Instruments, Microsoft, Samsung, Centillium Communications, ARM, and Cisco Systems. Government, financial, and large enterprise customers include Federal Bureau of Investigation, U.S. Postal Service, U.S. Department of Defense, U.S. Internal Revenue Service, Social Security Administration, MBNA, American Express, Bank of America, Eastman Kodak, Hewlett-Packard, and Motorola. For more information, visit http://www.safenet-inc.com/

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

        The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include SafeNet's belief that Cylink is an excellent fit with SafeNet and that the acquisition of Cylink will strengthen SafeNet's current activities, add a base of new government and financial customers, expand the scope of SafeNet's product line and be accretive in the first quarter of combined operations. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include contract termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in SafeNet's and Cylink's Securities and Exchange Commission filings.

Editor's Note: SafeNet is a registered trademark and SecureIP Technology is a trademark of SafeNet, Inc. All other trademarks are the property of their respective owners.

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  Exhibit 99.2
  NEWS RELEASE